UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 25, 2011

Strayer Education, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	0-21039	52-1975978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2303 Dulles Station Boulevard Herndon, VA (Address of principal executive offices)	20171 (Zip Code)
(703) 561-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     Program Review Update. On March 25, 2011, Strayer Education, Inc. (the “Company”) received a preliminary program review report from the Department of Education indicating its position that Strayer University’s Associate in Arts in General Studies program is not an eligible program under Title IV of the Higher Education Act of 1965. The Company disagrees with this preliminary finding and is communicating with the Department to resolve the matter. Approximately 700 students registered for the Associates in Arts in General Studies program for the Spring quarter; they will be enrolled in another program.
     Nomination of New Director. Mr. John T. Casteen III, President Emeritus of the University of Virginia, has been nominated to serve as a Director. Mr. Casteen served as the President of, and Professor of English at, the University of Virginia from 1990 through 2010. Prior to his service to the University of Virginia, Mr. Casteen was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Mr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Mr. Casteen is on the board of directors of Altria, Inc., and served on the board of directors of Wachovia Corporation until 2008. Mr. Casteen also is a member of the board of directors of the Chesapeake Bay Foundation, the National Student Clearinghouse, the Virginia Foundation for Community College Education, and the Woodrow Wilson International Center for Scholars. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Mr. Casteen holds a bachelor’s degree, master’s degree and a Ph.D. in English from the University of Virginia.
     2011 Annual Meeting of Shareholders. The Company will hold its annual shareholders meeting on April 26, 2011. The proxy statement, Form 10-K and Annual Report to Stockholders are available at www.strayereducation.com/annual-proxy.cfm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAYER EDUCATION, INC.
Date: March 30, 2011	By:	/s/ Mark C. Brown
Mark C. Brown
Executive Vice President and Chief Financial Officer